Exhibit 10.5

AMERICAN TECHNOLOGY CORPORATION

SUMMARY SHEET

OF

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation of Directors

We currently have no standard arrangements pursuant to which our directors are compensated for services provided as a director or committee member, other than in the form of reimbursement of expenses of attending directors’ or committee meetings. Our directors have received in the past, and may receive in the future, stock option grants. During fiscal 2005, the Compensation Committee will be reevaluating our director compensation program.

Compensation of Executive Officers

The executive officers of the Company serve at the discretion of the Board of Directors. From time to time, the Compensation Committee of the Board of Directors reviews and determines the salaries that are paid to the Company's executive officers. The following table sets forth the annual salary rates for the Company’s current executive officers as of March 22, 2005:

Elwood G. Norris, Chairman	$200,000
Kalani Jones, President and Chief Operating Officer	$220,000
Carl Gruenler, Vice President of Government and Force Protection Systems Group	$185,000
Michael A. Russell, Chief Financial Officer and Secretary	$185,000

Employment Arrangements with Current Executive Officers

The following discussion summarizes the employment arrangements between us and our current executive officers as of March 22, 2005:

Mr. Elwood G. Norris - Effective September 1, 1997, we entered into a three year employment contract with Mr. Norris, for his services as Chief Technology Officer. The three-year term expired on August 31, 2000, but the agreement remains in effect until one party gives thirty days advance notice of termination to the other. Mr. Norris now serves as Chairman under the term of this agreement. The agreement, as amended by the Compensation Committee, provides for a base salary of $16,667 per month. The agreement provides that Mr. Norris will participate in bonus, benefit and other incentives at the discretion of the Board of Directors. Mr. Norris has agreed not to disclose trade secrets and has agreed to assign certain inventions to us during employment. We are also obligated to pay Mr. Norris certain royalties.  See "Certain Relationships and Related Transactions" in our Form 10-K/A filed March 18, 2005.

Mr. Kalani Jones - We entered into a letter agreement dated as of August 28, 2003, as amended on October 20, 2003, under which Mr. Jones was employed as our Senior Vice President of Operations. Mr. Jones has since been promoted to President and Chief Operating Officer. The letter agreement provides for an annual base salary of $140,000, and an annual performance bonus of up to 30% of base salary to be determined by the Compensation Committee and the Board of Directors. Mr. Jones' base salary was $200,000 per year at September 30, 2004.

On January 27, 2005, our Compensation Committee increased Mr. Jones’ current annual base salary to $220,000.  For fiscal 2005, the Compensation Committee determined that Mr. Jones' bonus should be based upon a target bonus of 50% of base salary given his increased responsibilities as President and Chief Operating Officer. We expect future bonus determinations for Mr. Jones to be made based upon a target bonus of 50% of base salary. Mr. Jones' employment is terminable at-will by us or by Mr. Jones for any reason, with or without notice.

Mr. Carl Gruenler - We entered into a letter agreement with Mr. Gruenler, which was amended on July 30, 2003, under which Mr. Gruenler was employed as our Vice President of Military Operations. Mr. Gruenler is currently our Vice President of Government and Force Protection Systems Group. The letter agreement provides for an annual base salary of $110,000, and an annual performance bonus of up to 10% of base salary to be determined by the Compensation Committee and the Board of Directors. Mr. Gruenler’s current annual base salary is $185,000, and he is now compensated through the broad-based commission arrangement described below in lieu of an annual performance bonus.  Mr. Gruenler's employment is terminable at-will by us or by Mr. Gruenler for any reason, with or without notice.

Mr. Michael Russell - We entered into a letter agreement dated June 15, 2004, under which Mr. Russell was employed as our Chief Financial Officer. The letter agreement provides for an annual base salary of $185,000, and an annual performance bonus of up to 25% of base salary to be determined by the Compensation Committee and the Board of Directors. Mr. Russell's employment is terminable at-will by us or by Mr. Russell for any reason, with or without notice.

Mr. Bruce Gray - We entered into a letter agreement dated March 15, 2005, under which Mr. Gray was employed as our Vice President of the Business Group. The letter agreement provides for an annual base salary of $200,000, and an annual sales bonus of up to $100,000 based on attaining quarterly and annual goals to be established. Mr. Gray's employment is terminable at-will by us or by Mr. Gray for any reason, with or without notice.

Executive officers in charge of revenue producing business segments also participate in a broad-based commission arrangement. Under our existing commission arrangement, commissions are awarded for each of our business segments based on achievement of operating plan revenue within the segment, with commissions increasing in percentage if operating plan is exceeded. Executive officers in charge of each business unit recommend an allocation of such commissions amongst sales personnel and themselves, which recommendation is reviewed and approved by the Chairman and the President. All commissions payable to executive officers are then reviewed and approved by the Compensation Committee.